Exhibit 99.1

Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062

NEWS for Immediate Release

NANOSPHERE, INC. ELECTS LORIN J. RANDALL TO BOARD OF DIRECTORS

NORTHBROOK, Ill., September 18, 2008 — Nanosphere, Inc., (NASDAQ: NSPH), announced today that Lorin Jeffry Randall was elected to the Board of Directors and appointed Chairman of the Audit Committee.

Mr. Randall brings to Nanosphere’s Board of Directors extensive senior executive and independent board member experience in the healthcare, manufacturing and technology industries. “We are pleased to welcome Jeff to the board and as our audit committee chair,” said William Moffitt, president and chief executive officer. “Jeff’s background is well suited to help guide our company as we build the infrastructure needed to deliver on our significant growth opportunities.”

Mr. Randall has previous experience as the chief financial officer and chief executive officer of medical and technology companies. Most recently, Mr. Randall has served as the chief financial officer of Eximias Pharmaceutical Corporation and before that as the chief financial officer of i-STAT Corporation. Currently, he serves on the boards of several emerging healthcare companies. Mr. Randall received his B.S. from the Pennsylvania State University and his M.B.A. from Northeastern University.

“The opportunity to improve the diagnosis and treatment of disease through earlier detection using Nanosphere’s technology makes this an exciting opportunity,” said Mr. Randall. “I look forward to working with the company and fellow board members to build shareholder value by assisting this strong management team in delivering powerful new products to the diagnostics market.”

About Nanosphere, Inc.
Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System for direct genomic and ultra-sensitive protein detection. This easy-to-use and cost-effective platform enables simple, low-cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at www.nanosphere.us.

Safe Harbor Statement
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing, if and when necessary, to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:
Roger Moody, CFO
Nanosphere, Inc.
847-400-9021
rmoody@nanosphere.us

Ed Orgon
The Torrenzano Group
212-681-1700, Ext. 102
ed@torrenzano.com